Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Excel Trust, Inc. of our reports dated March 1, 2012, relating to the consolidated and combined financial statements and financial statement schedules of Excel Trust, Inc. and Excel Trust Inc. Predecessor and the effectiveness of internal control over financial reporting of Excel Trust, Inc., appearing in this Annual Report on Form 10-K of Excel Trust, Inc. for the year ended December 31, 2011.

We consent to the incorporation by reference in the following Registration Statements:

•	Form S-8, File No. 333-166267

•	Form S-3, File No. 333-174020

•	Form S-3, File No. 333-174022

•	Form S-3, File No. 333-174023

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 1, 2012